UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Stockholders,

On May 19, 2022, the proxy advisory firm Institutional Shareholder Services (“ISS”) issued a report regarding the proposals to be voted on at the annual meeting of SL Green Realty Corp. (“SLG” or the “Company”) on June 1, 2022 (the “Annual Meeting”). In the report, ISS recommends that SLG stockholders vote against proposal 2, the advisory approval of compensation for our named executive officers (“NEOs”), and against directors who were members of the Compensation Committee in 2021.

These recommendations reflect neither the Company’s commitment to stockholder outreach, engagement and responsiveness nor its commitment to a pay-for-performance compensation philosophy. Therefore, on behalf of all of the directors of SLG, we urge you to vote FOR proposal 2 and FOR all of our director nominees at the Annual Meeting.

Stockholder Engagement and Responsiveness

In its report, ISS asserts that the SLG Compensation Committee demonstrated only limited responsiveness to stockholder concerns. However, as our stockholders know and as described in our proxy statement for the Annual Meeting, SLG has an unequivocal commitment to transparency and stockholder engagement in all aspects of corporate governance and executive compensation. These are not just words. As discussed on page 46 of our proxy statement, we are proud of the constructive dialogue we have had with our stockholders and proxy advisors over the last several years and the significant improvements to our executive compensation program that have resulted from these discussions.

The extent of our 2021 outreach was clearly disclosed in our proxy statement for the Annual Meeting, as ISS itself acknowledged in its report. Not only did we discuss our unsuccessful 2020 say-on-pay vote at length with stockholders, but we also reaffirmed our commitment to our pre-pandemic compensation structure, which received the support of both stockholders and ISS in 2019. Consistent with this reaffirmation, we did not make any discretionary awards for 2021 compensation of the type that contributed to the failed say-on-pay vote for 2020. Further, we recommitted to continuing our robust engagement with stockholders such that input from stockholders and proxy advisory firms will inform future compensation decisions should similar, highly disruptive events occur.

We take this opportunity to clarify statements made in the proxy statement for the Annual Meeting: in the future the Compensation Committee will not make discretionary, one-time awards to our NEOs like those made for 2020 in response to the COVID-19 pandemic, absent extraordinary circumstances, and will provide appropriate transparency to our stockholders in advance of any such future awards, should any such extraordinary circumstances arise.

Pay-for-Performance Alignment

ISS noted concerns relating to pay-for-performance. First and foremost, we reiterate that our 2021 compensation program is in all respects consistent with our pre-pandemic 2019 compensation program, which received 89.1% support from stockholders at our 2020 annual meeting and had garnered a favorable recommendation from ISS. Consistent with prior years, for 2021 variable, at-risk compensation was 92.5% for our CEO and 89.6% for our other NEOs. The primary differences between the 2021 program and the 2019 program relate to actual performance hurdles established early in the year.

As discussed on pages 51 and 52 of our proxy statement, 2021 was a challenging year for setting goals due to unprecedented volatility facing not just the Company but the global economy. We set 2021 goals prospectively, as we had done in prior years, based on the information available at the time and taking into account a full year of impact from the COVID-19 pandemic, as compared to only a partial year of impact for 2020. Our annual goal-setting is only partially based on year-over-year comparisons, positive or negative, with the major considerations being internal forecasts, our operating budget, and goals and objectives for the applicable year. While 2021 goals may appear to have been made less stringent on a year-over-year basis in absolute terms, this is not the case as the 2021 metrics and thresholds need to be evaluated against the backdrop of a pandemic affected office market that drove vacancy rates and leasing concessions up, making it as hard, or harder, to achieve the 2021 goals. Simply stated, our methodology was as rigorous in 2021 as it had been in years prior. Thus, we disagree with ISS’ assessment that “targets for all metrics were set at less rigorous levels based on the prior year’s targets and actual results.”

Our management outperformed in 2021, as reflected in our exceptional one-year TSR relative to other REITs in our sector and in New York City. Our CEO and President were recently recognized by Commercial Observer as #2 on its 2022 Power 100 list of most influential figures in commercial real estate in 2021. Put simply, we view 2021 pay outcomes as the essence of pay-for-performance: we delivered value to stockholders and should not be criticized for compensation based on the guidance that we put forward at the start of 2021.

Nevertheless, we take to heart the concerns that ISS expressed in its report and are determined to be constructive, continue to engage fully with our stockholders, and seek to achieve the best balance of incentives and pay opportunities.

Therefore, we take this opportunity to commit to:

●	reduce or eliminate discretion in bonus determinations for all NEOs;

●	include a vesting cap for performance-based equity awards in the event of negative multi-year absolute TSR performance; and

●	phase out automobile allowances.

SLG and the Compensation Committee deeply value all of the feedback received from stockholders. Based on that feedback, the Compensation Committee will continue to assess performance metrics, goal setting, measurement periods and pay opportunities to create strong alignment between management and our stockholders. We look forward to continuing to discuss these topics and to many more productive conversations.

Sincerely,

John H. Alschuler, Lead Independent Director

Lauren B. Dillard, Compensation Committee Chair

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